SUB-ITEM 77D


In accordance with Rule 35d-1 (the "Names Rule") of the 1940 Act, the board of directors (the "Board") of the registrant approved a change to the investment policies of six of its Series. Each Series' non-fundamental investment strategy policy was amended to require it to invest its assets according to the Names Rule 80% test. A name change was approved for one Series. The amendments were as follows:

                     Series                                             Policy Change
   --------------------------------------------    ---------------------------------------------------------
   Common Stock Portfolio                          Changed policy of investing "majority of assets" in
                                                   common stock to "80%"

   Global Smaller Companies Portfolio              Changed policy of investing 65% of its net assets in
                                                   equity securities of smaller US and non-US companies to
                                                   80%

   Global Technology Portfolio
                                                   Changed
                                                   policy of investing 65% of
                                                   its net assets in equity
                                                   securities of US and non-US
                                                   companies with business
                                                   operations in technology and
                                                   technology-related industries
                                                   to 80%

   Bond Portfolio                                  Changed its name to Investment Grade Fixed Income
                                                   Portfolio

   Large-Cap Growth Portfolio                      Changed policy of investing "primarily" in large-cap
                                                   companies to "80%"

   Large-Cap Value Portfolio
                                                   Changed policy of investing
                                                   65% of its net assets in
                                                   equity securities of "value"
                                                   companies with large market
                                                   capitalization ($2 billion or
                                                   more) to 80%

                                                   Changed policy of investing 65% of its net
   Small-Cap Value Portfolio                       assets in equity securities
                                                   of "value" companies with
                                                   small market capitalization
                                                   (up to $2 billion) to 80%

